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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Silicon Graphics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 27, 2002

DEAR SILICON GRAPHICS STOCKHOLDER:

        You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on Tuesday, March 12, 2002 at 2:00 p.m. in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94306.

        The Notice of Annual Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting. In addition to the matters to be voted on, there will be a report on the progress of the Company and an opportunity for stockholders to ask questions.

        We hope you will be able to join us. To ensure your representation at the meeting, we urge you to return the enclosed proxy promptly. Your vote is very important.

Sincerely,

ROBERT R. BISHOP
 Chairman and Chief Executive Officer

SILICON GRAPHICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 12, 2002

TO THE STOCKHOLDERS OF SILICON GRAPHICS, INC.:

        The Annual Meeting of Stockholders of SILICON GRAPHICS, INC. will be held on Tuesday, March 12, 2002, at 2:00 p.m., local time, in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California, for the following purposes:

  1.
  To elect one Class I director, one Class II director and one Class III director of the Company to serve for staggered terms of office.

  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2002.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Proxy Statement accompanying this Notice describes these matters more fully.

        The close of business on January 14, 2002 is the record date for notice and voting.

        We invite all stockholders to attend the meeting in person. Even if you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope provided. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                      Sincerely,

                      Sandra M. Escher
                       Secretary

Mountain View, California
January 27, 2002

SILICON GRAPHICS, INC.

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

General

        Silicon Graphics, Inc. is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, March 12, 2002, at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94086. The Company's principal offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043-1351 and its telephone number at that location is 650-960-1980.

        These proxy solicitation materials will be mailed on or about February 1, 2002 to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

        At January 14, 2002, there were issued and outstanding 194,273,892 shares of the Company's Common Stock, $0.001 par value and one share of the Company's Series E Preferred Stock, $0.001 par value. Each share of Common Stock is entitled to one vote and the outstanding share of the Company's Series E Preferred Stock is entitled to 36,633 votes.

        As of January 14, 2002, the following persons were known by the Company to be the beneficial owners of more than 5% of any class of the Company's voting securities:

	Class of Securities	Number of Shares Beneficially Owned	Percent of Class	Percent of Total Voting Power
Joseph L. Harrosh(1) 40900 Grimmer Boulevard Fremont, CA 94538	Common Stock	13,601,325	7.00%	7.00%
Highfields Capital Management(2) 200 Clarendon Street, 51st Floor Boston, MA 02117	Common Stock	14,021,600	7.22%	7.22%
Mellon Financial Corporation(3) One Mellon Bank Center 500 Grant Street Pittsburgh, PA 15258-0001	Common Stock	9,847,143	5.07%	5.07%
Montreal Trust Company of Canada, as Trustee(4) 151 Front Street West, Suite 605 Toronto, Ontario M5J 2N1	Series E Preferred Stock	1	100.0%	*

*
Less than 1%.
(1)
As reported on a Schedule 13G/A dated January 2, 2002. This amount includes 613,368 shares from the potential conversion of filer's Senior Convertible Notes and 62,538 shares from the potential conversion of filer's Cray Research Convertible Notes.
(2)
As reported on a Schedule 13G dated January 4, 2001, these shares are beneficially owned by various entities and individuals affiliated with Highfields Capital Management.
(3)
As reported on a Schedule 13G dated January 22, 2001, these shares are beneficially owned by Mellon Financial Corporation.
(4)
See "Voting and Solicitation" for a description of the Series E Preferred Stock.

Revocability of Proxies

        Any proxy given in response to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

        The Company's Certificate of Incorporation provides for cumulative voting for the election of directors. Stockholders may allocate among one or more candidates the number of votes equal to the number of directors to be elected multiplied by the number of shares or equivalent shares of Common Stock held. However, no stockholder may cumulate votes unless prior to the voting the candidate's name has been placed in nomination and a stockholder has given notice at the meeting of the intention to cumulate votes.

        On all other matters, each share of Common Stock has one vote and the Series E Preferred Stock has 36,633 votes. Except as otherwise required by law, the Series E Preferred Stock votes with the Common Stock as one class.

        Montreal Trust Company of Canada holds the Series E Preferred Stock as trustee under a voting trust for the benefit of holders of Exchangeable Shares issued in connection with the Company's acquisition of Alias Research Inc. in June 1995. Each holder of Exchangeable Shares (other than the Company and its affiliates) will receive a proxy on which it can give Montreal Trust voting instructions for a number of Series E Preferred Stock votes equal to the number of Exchangeable Shares owned by that holder. Montreal Trust will only cast votes for which it receives instructions.

        The Company will pay the cost of soliciting proxies. The Company will pay Georgeson Shareholder Communications Inc., a proxy solicitation firm, a fee expected not to exceed $9,000 for its services in the solicitation of proxies from brokers, bank nominees and other institutional owners and will reimburse the firm for certain out-of-pocket expenses expected not to exceed an additional $14,000. The Company may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. The Company's directors, officers and employees may also solicit proxies, without additional compensation.

Quorum; Abstentions; Broker Non-Votes

        The quorum required for the transaction of business at the Annual Meeting is a majority of the shares or equivalent shares of Common Stock outstanding on the record date. All shares voted, whether "For" or "Against" or abstentions, will count for purposes of establishing a quorum and, except as described below, for determining the number of votes cast with respect to a matter.

        In the absence of controlling precedent to the contrary, the Company intends not to consider broker non-votes in determining whether the requisite majority of votes cast has been obtained with respect to a particular matter.

Internet or Telephone Voting

        For Shares Directly Registered in the Name of the Stockholder.    Stockholders with shares registered directly with Equiserve, the Company's transfer agent, may vote by telephone by calling 877-779-8683 or may vote on the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/sgi.

        For Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. This program is different from the program provided by Equiserve for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by calling the telephone number referenced on your voting form. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you already have been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 1:00 p.m. (Eastern Time) on March 11, 2002. The giving of such a proxy will not affect your right to vote in person should you decide to attend the annual meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures that have been made available through Equiserve and the street name program are consistent with the requirements of applicable law. Stockholders voting via the Internet through either of these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Deadline for Receipt of Stockholder Proposals for 2002 Annual Meeting

        Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting must be received by the Company no later than May 24, 2002, in order to be included in the proxy materials for that meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors and Nominees for Director

        The Company's Board of Directors currently consists of five persons, divided into three classes serving staggered terms of office. Messrs. Robert Shapiro, director since 1996 and Robert Lutz, director since 1995, resigned from the Board in October 2000 and August 2001, respectively. Arthur L. Money was appointed a director in October 2001 and Mr. Charles A. Steinberg was appointed a director in January 2002. In compliance with the Company's Certificate of Incorporation, Messrs. Money and Steinberg will be nominated for re-election at the 2001 annual meeting on March 12, 2002. Mr. Bishop, who has served as a Class III director since 1999, is nominated for re-election to serve a normal, three-year term. In order to equalize the membership size of the three classes, Mr. Money is nominated for election as a Class II Director to serve a two year term and Mr. Steinberg is elected a Class I Director to serve a one-year term.

        Unless otherwise instructed, the proxy holders will vote for the nominees named below. In the unexpected event that such nominees become unavailable or decline to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy. If additional persons are nominated, the proxy holders intend to cumulate their votes if necessary to elect the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Name	Class	Age	Principal Occupation	Director Since
Nominees for Director
Charles A. Steinberg	I	67	Former President, Broadcast and Professional Company of Sony Electronics Inc.	2002
Arthur L. Money	II	61	Former Assistant Secretary of Defense for Command, Control, Communications and Intelligence and Chief Information Officer of the Department of Defense	2001
Robert R. Bishop	III	58	Chairman and Chief Executive Officer, Silicon Graphics, Inc.	1993
Continuing Directors
C. Richard Kramlich	I	66	General Partner, New Enterprise Associates (a venture capital firm)	1984
James A. McDivitt	II	72	Former Senior Vice President, Government Operations and International, Rockwell International Corporation	1987

        Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among directors or executive officers of the Company.

        Mr. Steinberg served as President of the Broadcast and Professional Company of Sony Electronics Inc. from March 1998 to June 1999. During that time period, he also served as Chairman and CEO of two Sony subsidiaries, Sony Trans Com Inc. and Sony Cinema Products Corporation. He currently is an executive advisor to Sony's Strategic

Venture Investments Group and a consultant and advisory board member to other electronics companies and a venture capital company.

        Mr. Money served as the Assistant Secretary of Defense for Command, Control, Communication and Intelligence (C3I) from October 1999 to April 2001. Prior to his Senate confirmation in that role, he was the Senior Civilian Official, Office of the ASD (C3I) from February 1998. Mr. Money also served as the Chief Information Officer for the Department of Defense from 1998 to 2001. From 1996 to 1998, he served as Assistant Secretary of the Air Force for Research, Development and Acquisition, and as CIO for the Air Force. Prior to his government service, Mr. Money held senior management positions with ESL Inc., a subsidiary of TRW, and the TRW Avionics and Surveillance Group.

        Mr. Bishop was appointed the Chairman of the Board and Chief Executive Officer of Silicon Graphics, Inc. in the fall of 1999. From July 1995 to February 1999, he was the Chairman of the Board of Silicon Graphics World Trade Corporation.

        Mr. Kramlich is also a director of Chalone Inc., Com21, Inc., Juniper Networks, Inc., Lumisys, Inc. and NetSolve, Inc.

        Mr. McDivitt was Senior Vice President, Government Operations and International, of Rockwell International Corporation until his retirement in April 1995.

Board Meetings and Committees

        The Board of Directors of the Company held ten meetings during fiscal 2001. The Board has an Audit Committee and a Compensation and Human Resources Committee, which also performs the functions of a nominating committee.

        The Audit Committee consisted of two and then three, non-employee directors. During fiscal 2001, the members of the Audit Committee were Mr. Lutz (chair) and Dr. Lucy Shapiro, until her resignation from the Board in July of 2001 at which time Messrs. Kramlich and McDivitt joined the Committee. The Committee held eight meetings during fiscal 2001. It recommends engagement of, and approves the services performed by, the Company's independent auditors. The Committee also is responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

        The Compensation and Human Resources Committee consisted of three and then two, non-employee directors. During fiscal 2001, the members of the Compensation and Human Resources Committee were Mr. Kramlich (chair), Mr. McDivitt and Mr. Shapiro, until Mr. Shapiro's resignation in October of 2000. The Compensation and Human Resources Committee held five meetings during fiscal 2001. The Committee's responsibilities include approving compensation arrangements for senior executives, and recommending such arrangements to the Board for the chief executive officer; administering the Company's stock incentive plans; approving employee stock option grants; identifying and evaluating candidates to fill vacancies on the Board and making recommendations regarding the size and composition of the Board. Candidates for director suggested by stockholders will be considered by the Committee. Such suggestions should include the candidate's name and qualifications and may be submitted in writing to the Corporate Secretary, Silicon Graphics, Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043-1351.

        No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board on which he or she served during fiscal 2001, except for Mr. Lutz who attended 75% of regularly scheduled Board meetings and four of six special Board meetings.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation and Human Resources Committee during fiscal 2001 were Mr. Kramlich, Mr. McDivitt and Mr. Shapiro, until Mr. Shapiro's resignation in October 2000. No interlocking relationship exists between the Company's Board of Directors or Compensation and Human Resources Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

        Employee directors are not compensated for their service on the Board of Directors.

        Each non-employee director receives a fee of $6,000 per quarter and $2,000 for each Board and committee meeting attended. These fees reflect an increase effective October 2000 of $1,000 in the quarterly retainer and meeting fees based on market data. The chair of each committee receives an additional $1,000 for each committee meeting attended.

        Each non-employee director is granted an option to purchase 50,000 shares of Common Stock on the date on which he or she first becomes a director. Mr. Money was granted such an option in October 2001 at an exercise price of $.54. Mr. Steinberg will receive such an option at the fair market value of the Common Stock on the date of his appointment to the Board. Each incumbent director also receives an annual option grant to purchase an additional 20,000 shares of Common Stock at fair market value. These options were granted in October 2000 to Messrs. McDivitt, Kramlich and Lutz at an exercise price of $4.25 per share and in October 2001 to Messrs. McDivitt and Kramlich at a price of $.74 per share. All options granted to the directors' become exercisable in installments on the first two anniversary dates following the date of grant, so long as the optionee remains a director.

        Under the Silicon Graphics Non-Qualified Deferred Compensation Plan, non-employee directors may elect in advance to defer all or a portion of their cash compensation. Directors that participate in the deferral plan may direct the investment of the assets in their deferral accounts among a variety of mutual funds or may make an irrevocable election to credit the deferred fees to a stock credit account based on the value of the Company's Common Stock. Directors may elect to receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years, except in the case of amounts in the stock credit account, which are distributed in a lump sum based on the value of the Company's Common Stock at the time the director's service terminates.

        The Company also provides a $1,000 per diem reimbursement program for non-employee directors who perform services for the Company outside the scope of normal board duties at the specific request of the Chief Executive Officer. Mr. Money also receives compensation under a consulting contract with Silicon Graphics Federal, Inc. at an hourly rate of $400 per hour.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2002. In the event of a majority vote against approval, the Board will reconsider its selection, and in any event is entitled to change auditors at a later date. Ernst & Young LLP has audited the Company's financial statements since the Company was formed in fiscal 1982. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

        During fiscal 2001, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

  Audit Fees: $2,361,000 for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements.

  Financial Information Systems Design and Implementation Fees: $0

  All Other Fees: $2,580,000 which represents primarily statutory audit, accounting and other communications, and tax services rendered during the fiscal year.

        The Audit Committee of the Board of Directors has considered whether the provision by Ernst & Young of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2002.

OTHER INFORMATION

Security Ownership of Management

        The following table sets forth the beneficial ownership of Common Stock of the Company as of January 14, 2002 by each director or nominee director, by each of the current and former executive officers named in the table under "Executive Officer Compensation" below, and by all such persons and all current executive officers as a group:

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock	Percent of Total Voting Power
Robert R. Bishop	4,869,944	2.49%	2.49%
C. Richard Kramlich	70,080	*	*
James A. McDivitt	201,704	*	*
Arthur L. Money	0	*	*
Charles A. Steinberg	0	*	*
Harold L. Covert	0	*	*
Warren Pratt	506,907	*	*
Eng Lim Goh, Ph.D.(2)	207,301	*	*
Jeffrey V. Zellmer	150,293	*	*
Kenneth L. Coleman	1,053,837	*	*
All executive officers and directors as a group (15 persons)	8,115,837	4.09%	4.09%

*
Less than 1%.

(1)
Unless otherwise indicated, the persons named have sole voting and investment power over the shares shown as being beneficially owned by them, subject to community property laws, where applicable. The table includes the following shares issuable on exercise of options that were exercisable on January 14, 2002, or within 60 days thereafter, Mr. Bishop, 1,098,900 shares; Mr. Kramlich, 36,700 shares; Mr. McDivitt, 36,700 shares; Mr. Pratt, 474,385 shares; Dr. Goh, 188,360 shares; Mr. Zellmer, 130,537 shares; Mr.Coleman, 982,529 shares; and all directors and executive officers as a group, 3,967,593 shares.

(2)
Includes 1,000 shares owned by Dr. Goh's wife and as to which he may be deemed to have shared voting and investment power.

REPORT OF THE COMPENSATION
AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

        The Compensation and Human Resources Committee of the Board of Directors recommends, subject to the Board's approval, executive compensation and stock option grants for the Chief Executive Officer. The Committee administers the Company's stock incentive plans and approves stock option grants for all other employees. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.

Compensation Philosophy

        The Company operates in the highly competitive and rapidly changing high technology industry. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The goals of the Company's compensation program are to align compensation with the Company's overall business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to its long-term success.

Executive Compensation Components

        Compensation for the Company's executive officers generally consists of base salary and annual incentive plans, combined with stock option awards. The Committee assesses the past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

        Salary.    The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation. The Company deferred its annual salary review for executive officers for fiscal 2001, although adjustments were made to reflect promotions and additional management responsibilities.

        Annual Incentive.    The Committee annually reviews and approves an executive incentive plan. A target, expressed as a percentage of salary, is established for each executive, based on the scope of his or her responsibility. The actual payment amount is computed as a percentage of that target, based on the Company's performance in achieving specified objectives. For fiscal 2001, these objectives included the achievement by the Company of certain revenue growth and operating profit goals. For fiscal year 2001, no executive officer received a bonus under this plan, with the exception of Hal Covert whose Q1 bonus was guaranteed in connection with his employment in July 2000 and Dr. Eng Lim Goh who received a bonus as compensation when relocating to the United States.

        Stock Options and Restricted Stock Awards.    Stock options and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods to retain executives and encourage sustained contributions. The exercise price of most options is the market price on the date of grant. Restricted stock awards are also subject to vesting, based generally on the passage of time and in some instances subject to accelerated vesting if certain stock price appreciation targets are attained.

Compensation of the Chief Executive Officer

        Robert R. Bishop joined the company in August 1999 as Chairman and Chief Executive Officer at an initial annual base salary of $800,000 and his salary has remained unchanged. Mr. Bishop has elected to defer all of his compensation for fiscal year 2001. Mr. Bishop did not receive a bonus for fiscal year 2001. Mr. Bishop participates in the fiscal 2002 executive incentive program with a target of 185% of base salary if the Company achieves its specified financial objectives.

        Mr. Bishop was appointed Chairman and Chief Executive Officer in August 1999. In connection with his appointment, Mr. Bishop received 1,750,000 options in fiscal year 2001 with an exercise price of $5.99 with vesting from August 1999. In July of 2000, Mr. Bishop was granted an option to purchase 250,000 shares of the Company's Common Stock at the market price on that date, vesting over a 25 month period.

Section 162(m)

        The Company is subject to Section 162(m) of the U.S. Internal Revenue Code, adopted in 1993, which limits the deductibility of certain compensation payments to its executive officers. The Company does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee's current view is that any non-deductible amounts will be immaterial to the Company's financial or tax position, and that the Company derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions.

However, the Committee considers the net cost to the Company in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs. The Company believes that compensation expense incurred in connection with the exercise of stock options granted under its 1993 Long-Term Incentive Stock Plan, including the grant to Mr. Bishop described above, will continue to be deductible as performance-based compensation.

                COMPENSATION AND HUMAN RESOURCES COMMITTEE
                C. Richard Kramlich,                 Chairman
                James A. McDivitt
                Arthur L. Money*

*
Mr. Money joined the Compensation and Human Resources Committee in October 2001.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The management of the Company is responsible for establishing and maintaining internal controls and for preparing the Company's consolidated financial statements. The independent auditors are responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities. The charter of the Audit Committee is attached as Appendix A to this Proxy Statement.

        The Audit Committee has reviewed and discussed with management the audited financial statement for the fiscal year ended June 30, 2001, including a discussion of significant judgments and accounting principles.

        The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

        The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2001.

        Each of the members of the Audit Committee is independent as defined under the listing standard of the New York Stock Exchange.

                AUDIT COMMITTEE
                C. Richard Kramlich,                 Chairman
                James A. McDivitt
                Arthur L. Money*

*
Mr. Money joined the Audit Committee in October 2001.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table sets forth the cash and equity compensation for the three fiscal years ended June 30, 2001 for Robert R. Bishop, Chief Executive Officer through fiscal 2001, each of the four other most highly compensated executive officers of the Company (determined at the end of fiscal 2001) and one additional executive officer who was not serving as an executive officer on June 30, 2001.

		Annual Compensation Paid or Accrued(1)				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Comp ($)(2)	Options (#)	Restricted Stock ($)(3)
Robert R. Bishop(4) Chairman and Chief Executive Officer	2001 2000 1999	$800,000 692,308 251,212		— — —	$7,566 — 26,374	2,000,000 — —		— — —
Harold L. Covert(5) President, Chief Financial Officer	2001 2000 1999	$391,531 — —		$103,125 — —	$2,040,309 — —	550,000 — —		— — —
Warren Pratt Chief Operating Officer	2001 2000 1999	$458,615 361,738 322,152	$	— 634,100 —	$211,879 60,480 86,194	100,000 350,000 60,000	$	— 157,787 —
Eng Lim Goh, Ph. D.(6) Senior Vice President and Chief Technology Officer	2001 2000 1999	$349,951 235,204 228,030		$23,932 24,585 —	$11,525 28,267 28,268	100,000 60,000 6,000	$	— 14,998 —
Jeffrey V. Zellmer Vice President and Controller	2001 2000 1999	$242,380 188,672 167,846		$32,500 37,500 15,000	$15,720 11,979 11,597	70,000 10,000 3,500		$35,492 — —
Kenneth L. Coleman Executive Vice President, Global Sales, Service & Marketing	2001 2000 1999	$481,915 449,423 400,000	$	— 75,000 50,000	$25,302 25,944 39,489	500,000 285,000 110,000		$164,985 —

(1)
The Company has no pension, retirement, annuity or similar benefit plan. Other compensation generally includes relocation assistance and executive perquisites.

(2)
Other compensation generally includes relocation assistance and executive perquisites. Mr. Covert's other compensation includes $1,991,508 in loan forgiveness, imputed interest and taxes paid by the Company in connection with his loan described in Certain Transactions. Mr. Pratt's other compensation includes $147,706 in loan forgiveness, imputed interest and taxes paid by the Company in connection with his $500,000 loan described in Certain Transactions.

(3)
Values based on the closing price of $1.39 per share were: Mr. Pratt, 18,750 shares, $26,043.75; Mr. Zellmer, 8,000 shares, $11,112. Mr. Pratt's restricted stock award of 25,000 shares granted in May 2000 vests in five annual installments or 5,000 shares each year. In July 1997, Mr. Pratt was granted a restricted stock award that vested in July 2000. Mr. Zellmer's restricted stock award of 8,000 shares granted in August 2000 fully vested on August 8, 2001. Dr. Goh was granted 2,000 shares of restricted stock in October 1999 that was fully vested on 1/15/00. Mr. Coleman was granted 15,000 shares of restricted stock in August 1999 that was fully vested on 1/15/00.

(4)
Mr. Bishop was appointed Chairman and Chief Executive Officer in August 1999. In connnection with his appointment, Mr. Bishop received 1,750,000 options in fiscal year 2001 with an exercise price of $5.99 with vesting from August 1999. The cash compensation for Mr. Bishop during fiscal 1999 is determined in Swiss Francs. The dollar amounts shown are based on the exchange rates at the times of payment. Mr. Bishop elected to defer his salary for fiscal year 2000.

(5)
Mr. Covert's options were cancelled upon his departure from the Company in July 2001.

(6)
$48,777 was paid in tax equalization payments on Dr. Goh's behalf in 2001.

Option Grants in Fiscal 2001

        The following table provides details regarding all stock options granted to the named executive officers in fiscal 2001.

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)	Expiration Date
					5%	10%
Robert R. Bishop(3)	250,000	1.3%	$3.50	7/11/10	$550,282.80	1,394,524.65
	1,750,000	9.4%	5.99	8/23/10	3,414,007.99	11,645,365.36
Harold L. Covert	550,000	2.9%	4.375	7/27/10	1,513,277.70	3,834,942.79
Warren Pratt	100,000	*	3.50	7/11/10	220,113.12	557,809.86
Eng Lim Goh, Ph. D.	100,000	*	3.50	7/11/10	220,113.12	557,809.86
Jeffrey V. Zellmer	70,000	*	3.50	7/11/10	154,079.18	390,466.90
Kenneth L. Coleman	500,000	2.7%	3.50	7/11/10	1,100,565.60	2,789,049.30

*
Less than 1%.

(1)
The options in this table were granted under the 1993 Long-Term Incentive Stock. The options become exercisable at a rate of 2% per month over a period of fifty months or 4% per month over a period of 25 months and expire ten years from the date of grant, except for Mr. Bishop's grant of 1,750,000. See (3) below.

(2)
Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company believes that this method does not accurately illustrate the potential value of stock options.

(3)
In connection with Mr. Bishop's appointment as Chairman and Chief Executive Officer in August 1999, Mr. Bishop received 1,750,000 options granted in fiscal year 2001 with an exercise price of $5.99 with vesting from August 1999.

Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values—

			Number of Unexercised Options at June 30, 2001		Value of Unexercised In-the-Money Options at June 30, 2001(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert R. Bishop	0	$0.00	796,100	1,204,000	0.00	0.00
Harold L. Covert	0	0.00	121,000	429,000	0.00	0.00
Warren Pratt	0	0.00	367,014	310,971	$4,447.30	$12,657.70
Eng Lim Goh, Ph. D.	0	1,1308.08	96,910	94,210	0.00	0.00
Jeffrey V. Zellmer	0	0.00	46,898	42,549	0.00	0.00
Kenneth L. Coleman	35,000	87,745.00	764,201	555,899	0.00	0.00

(1)
The amounts in this column reflect the difference between the closing market price of the Common Stock on June 30, 2001, which was $1.39 and the option exercise price. The actual value of unexercised options fluctuates with the market price of the Common Stock.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and the New York Stock Exchange, and to give the Company copies of these filings. Based on the written representations of its directors and officers and a review of the copies of such forms furnished to the Company during the fiscal year ended June 30, 2001, the Company believes that its officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

CERTAIN TRANSACTIONS

        During fiscal 2001, NKK U.S.A. Corporation, a wholly-owned subsidiary of NKK Corporation, converted and sold all of the Company's outstanding Series A Preferred Stock, which it purchased in 1990. The Series A Preferred Stock carried a 3% cumulative annual dividend and an aggregate liquidation preference of $17,500,000, and was first convertible into Common Stock.

Arrangements with Executive Officers

        Employment Continuation Agreements.    The Company has entered into employment continuation agreements with its executive officers with the goal of encouraging the continued employment of key executives in the event of a potential change in control of the Company. Under the agreements, each executive officer (i) is entitled to a termination payment equal to two years of his or her compensation if employment with the Company is terminated within twenty-four months after such a change in control, and (ii) is granted full vesting of options and restricted stock effective after such a change in control.

        Other Arrangements.    In July 2000, the Company entered into an employment agreement with Harold Covert, who joined SGI as Executive Vice President, Chief Administration Officer and Chief Financial Officer. Under the agreement, Mr. Covert received a signing bonus of $50,000 subject to the completion of a full year of service, and a guaranteed payment of 25% of his target annual incentive bonus. The Company also loaned Mr. Covert $2,000,000 at no interest to be forgiven over two years subject to his continued employment with the Company. In connection with his relocation, the Company purchased Mr. Covert's former residence for $400,000 and later sold the residence for about $360,000. In April 2001, Mr. Covert was promoted to President, and his employment agreement was amended to accelerate the forgiveness of his loan. In July 2001, Mr. Covert resigned his employment and repaid the outstanding loan balance of $625,000 to the Company.

        In April 2001, Mr. Pratt was made Chief Operating Officer. Under his amended employment agreement, the Company loaned Mr. Pratt $2,000,000 in May 2001 and agreed to lend an additional $1,000,000 in each of the three following years subject to his continued employment with the Company. The loans are interest free and will be settled at May 2005, or earlier in the event of a change in control or the termination of Mr. Pratt's employment without cause or for good reason. At the settlement date, Mr. Pratt will pay an amount equal to the value of his vested stock options and restricted stock held or sold from May 2000 through the settlement date, up to the outstanding principal amount.

        In September 2000, the Company also made Mr. Pratt two five-year relocation loans secured by his California residence. Mr. Pratt received a $250,000 loan at an annual interest rate of 6.75% to be repaid in September 2005 or on the earlier sale of the residence or termination of his employment and a $500,000 loan at no interest to be forgiven in monthly installments over five years subject to continued employment with the Company. Mr. Pratt's aggregate indebtedness to the Company at June 30, 2001 was $2,762,656. During fiscal 2001, Mr. Pratt also received tax equalization payments in the amount of $174,810, in connection with his service in fiscal 1999 and 2000 as President of the Company's Alias--Wavefront subsidiary in Toronto, Ontario.

        In April 2001, Mr. Coleman, Executive Vice President, entered into Separation and Consulting Agreements with the Company in connection with his retirement as an executive of the Company although he continued to serve as an employee through August 2001. Under the agreements, Mr. Coleman received an initial payment of $94,204 and will receive a monthly consulting fee of $40,600 through August 2002. His outstanding stock options and restricted stock will continue to vest according to their terms through the consulting period. The Company also forgave a loan in the amount of $200,386 including interest from October 2000 to April 2001 at a rate of 6.75%, to facilitate the exercise of Company stock options that expired during the Company's stock trading restriction periods.

COMPANY STOCK PRICE PERFORMANCE GRAPH

        In accordance with SEC rules, the Company is required to present a table showing a line-graph presentation comparing cumulative five-year returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index for the broad equity index and the S&P Computer Hardware Index as an industry standard for the five fiscal year period commencing June 30, 1996 and ending June 30, 2001 and including an additional 6 month period ending December 31, 2001. In past years, the Company has used The Hambrecht & Quist ("H&Q") Technology Index as the industry standard but believes the S&P Computer Hardware Index will give a better stock comparison. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return

*
Assumes $100 invested on June 30, 1996 in the Company's Common Stock, the S&P 500 Stock Index, the S&P Computer Hardware Index and the H&Q Technology Index, with reinvestment of dividends.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or Management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Sandra M. Escher Secretary
Dated: January 27, 2002

APPENDIX A

Silicon Graphics, Inc.
Audit Committee Charter

Organization

        The Audit Committee is a standing committee of the Board of Directors. This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The primary objective of this Committee is to assist the Board in fulfilling its fiduciary responsibilities to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and financial reporting process, the system of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board.

        In meeting this objective, the Committee is responsible for maintaining a free and open means of communication between the directors, the independent auditors, the internal auditors and the Company's management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

        The Audit Committee will consist of three directors who are "independent" as defined in applicable stock exchange rules and are otherwise free of any relationship that in the opinion of the Board of Directors would interfere with their exercise of independent judgment. Committee members and the Committee Chair will be designated by the Board periodically. All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and a least one member shall have accounting or related financial management expertise.

Responsibilities

        The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. To best carry out its responsibilities, the committee's policies and procedures should remain flexible in order to address changing conditions. The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  •
  The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate, and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders approval.

  •
  The Committee shall discuss with the internal auditors and independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  •
  The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

  •
  The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgement about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated by the independent auditors under generally accepted auditing standards.

  •
  Other areas requiring Committee review include:

  —
  Company Treasury Activities

  —
  Company's program of risk management, including insurance coverage

  —
  Means of safeguarding of Company assets

  —
  Corporate policies and activities relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct and fraud.

Resources

        The Company's Chief Financial Officer will be management's primary liaison to the Committee. The Committee will have access to financial information and resources it deems necessary for it to properly carry out its duties.

SILICON GRAPHICS, INC.
ANNUAL MEETING OF STOCKHOLDERS

March 12, 2002 at 2:00 p.m.

HYATT RICKEYS
4219 EL CAMINO REAL
PALO ALTO, CA 94306

DRIVING DIRECTIONS

From the San Francisco International Airport:

Take Highway 101 South toward San Jose. Exit on San Antonio Road going South. Follow San Antonio Road to El Camino Real. Turn right on El Camino Real and stay in the right lane. Hyatt Rickeys is on the right after the second light, on the corner of Charleston Road and El Camino Real.

From the San Jose Airport:

Take Highway 101 North toward San Francisco. Exit on San Antonio Road and turn left on the overpass. Folllow San Antonio Road to El Camino Real. Turn right on El Camino Real and stay in the right lane. Hyatt Rickeys is on the right after the second light, on the corner of Charleston Road and El Camino Real.

From the San Francisco Area:

Take Highway 280 south toward San Jose. Exit at Page Mill Road and turn left. Follow Page Mill Road to El Camino Real. Turn right on El Camino Real and drive approximately 2 miles. Hyatt Rickeys is on the left, next to the Hertz Rental Car, after the intersection of El Camino Real and Charleston Road.

0561-PS-01

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SILICON GRAPHICS, INC.

2001 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 27, 2002, and hereby appoints Robert R. Bishop and Sandra M. Escher, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on March 14, 2002 at 2:00 p.m. local time at Hyatt Rickey's Ballroom, 4219 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]	Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposal 2 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.
1.	ELECTION OF DIRECTORS
Nominee for Class I Director: Charles A. Steinberg Nominee for Class II Director: Arthur L. Money Nominee for Class III Director: Robert R. Bishop
		FOR [ ]		WITHHELD [ ]
[ ]
For all nominees except as noted above
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2002
		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.
	Signature:	Date:

	Signature:	Date:

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)
[ ]	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

INSTRUCTION TO TRUSTEE

SILICON GRAPHICS, INC. ANNUAL MEETING

TO:    Montreal Trust Company of Canada, as Trustee, c/o Boston EquiServe

        The undersigned holder of Exchangeable Non-Voting Shares of Silicon Graphics Limited hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 27, 2002 of Silicon Graphics, Inc. ("SGI"). I hereby direct you, as Trustee under the Voting Trust and Exchange Agreement relating to the Exchangeable Shares, to cast as I have indicated on the reverse side the number of Series E Preferred Stock votes (the "Directed Votes") that I am entitled as a holder of Exchangeable Shares to direct you to vote at the 2001 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on March 12, 2002 at 2:00 p.m. local time at Hyatt Rickey's Ballroom, 4219 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof. You may cast my Directed Votes in person or by proxy unless I have requested on the reverse side that you deliver a proxy for such votes to me or my specified representative. Unless I have so requested a proxy for my Directed Votes, you may vote according to your discretion (or that of your proxy holder) on any other matter that may properly come before the meeting.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]    Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposal 2 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.	ELECTION OF DIRECTORS
Nominee for Class I Director: Charles A. Steinberg Nominee for Class II Director: Arthur L. Money Nominee for Class III Director: Robert R. Bishop
		FOR [ ]		WITHHELD [ ]
[ ]
For all nominees except as noted above
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2002
		FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.
[ ]	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
[ ]
Mark this box only to request a proxy for your Directed Votes. A proxy is necessary only if you wish to appear at the meeting in person to cast your Directed Votes or if you want to authorize a specific person other than the Trustee (or its proxy) to cast your Directed Votes. You must provide the name, mailing address and phone number of the person to be authorized to cast your Directed Votes, even if you are requesting the proxy for your own use.

(This Instruction to Trustee should be marked, dated and signed by the stockholder or his attorney authorized in writing, or, if the stockholder is a corporation, by any officer or attorney thereof duly authorized, and the corporate seal affixed.)

Signature:	Date:

Signature:	Date:

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICER COMPENSATION
CERTAIN TRANSACTIONS
COMPANY STOCK PRICE PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return
OTHER MATTERS
APPENDIX A Silicon Graphics, Inc. Audit Committee Charter
Resources
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILICON GRAPHICS, INC. 2001 ANNUAL MEETING OF STOCKHOLDERS
INSTRUCTION TO TRUSTEE SILICON GRAPHICS, INC. ANNUAL MEETING